SCHEDULE 14A INFORMATION
PROXY STATEMENT PURSUANT TO SECTION 14(A)
OF THE SECURITIES EXCHANGE ACT OF 1934

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SYNCOR INTERNATIONAL CORPORATION
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May 13, 2002

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

Dear Stockholder:

We cordially invite you to attend the Annual Meeting of Stockholders of Syncor International Corporation on Monday, June 17, 2002, beginning at 1:00 p.m. local time.  We will hold the meeting at the Warner Center Hilton Hotel, 6360 Canoga Avenue, Woodland Hills, California 91367.

We enclose the Proxy Statement and the Annual Report for the year ended December 31, 2001.  This Notice of the Annual Meeting and the Proxy Statement on the following pages cover the formal business of the meeting, including the consideration of the following proposals:

(1)	To elect three Directors;

(2)	To ratify the selection of KPMG LLP as our independent auditors for the 2002 fiscal year;

(3)	To approve the Employee Stock Purchase Plan; and

(4)	To act upon such other matters as may properly come before the meeting and any adjournment or postponement.

We urge you to review carefully the discussion of the proposals in the Proxy Statement before you vote your proxy.

To ensure that your shares are represented, even if you plan to attend the meeting in person, we ask that you complete, date, sign and return the enclosed proxy card in the accompanying envelope today.  You may revoke your proxy at any time prior to the time it is voted.

We look forward to welcoming you at the Annual Meeting.

Sincerely,

/s/Monty Fu                                                      /s/Robert G. Funari
Monty Fu                                                        Robert G. Funari
Chairman of the Board                                  President and Chief Executive Officer

SYNCOR INTERNATIONAL CORPORATION

6464 Canoga Avenue
Woodland Hills, California  91367-2407

PROXY STATEMENT
for Annual Meeting on June 17, 2002

PERSONS MAKING THE SOLICITATION

We solicit this proxy on behalf of our Board of Directors for our annual stockholders' meeting to be held June 17, 2002 at the Warner Center Hilton Hotel, 6360 Canoga Avenue, Woodland Hills, California 91367-2407, beginning at 1:00 p.m. local time.  We began the mailing of our proxy statement and form of proxy/voting instruction card on May 13, 2002.  We will bear all expenses incurred in connection with the solicitation.  In addition to solicitation by mail, our Directors, executive officers and other employees may also solicit proxies in person or by telephone or otherwise.  They will not be specifically compensated for such services.

GENERAL INFORMATION ABOUT VOTING BY PROXY OR IN PERSON

You may cast your votes by proxy or in person.  For purposes of determining the presence of a quorum, we will treat shares represented by proxies that reflect abstentions as shares that are present and entitled to vote.  Abstentions, however, do not constitute a vote "for" or "against" any matter.  We will also treat "broker non-votes" (i.e., shares held by brokers or nominees as to which instructions have not been received from the beneficial owners or other persons entitled to vote and that the broker or nominee does not have discretionary power to vote on a particular matter) as shares that are present and entitled to vote.  However, for purposes of determining the outcome of any matter as to which the broker does not have discretionary authority to vote, those shares will be treated as not present and not entitled to vote (even though the same shares are present for quorum purposes and may be entitled to vote on other matters).

Your may revoke your proxy at any time before the stockholders' meeting by filing an executed written revocation or an executed proxy bearing a later date with the Secretary of Syncor, at our principal executive office at 6464 Canoga Avenue, Woodland Hills, California 91367-2407.  The execution of the enclosed proxy will not affect your right to vote in person should you find it convenient to attend the Annual Meeting.

VOTING SECURITIES

The number of shares of our common stock outstanding and entitled to vote at the Annual Meeting is 24,764,417 shares.  Each share is entitled to one vote, and the stockholders are not entitled to cumulate their votes in the election of Directors.  Only stockholders of record at the close of business on April 22, 2002, are entitled to notice and to vote at the stockholders' meeting.  Shares represented by all valid proxies will be voted according to the instructions contained in the proxies.  IN THE ABSENCE OF INSTRUCTIONS, SHARES REPRESENTED BY VALID PROXIES WILL BE VOTED IN ACCORDANCE WITH THE RECOMMENDATIONS OF THE BOARD OF DIRECTORS.  WITH RESPECT  TO OTHER MATTERS THAT MAY PROPERLY COME BEFORE THE MEETING, THE PROXY HOLDERS WILL VOTE THE PROXY IN ACCORDANCE WITH THEIR BEST JUDGMENT.

The presence, either in person or by proxy, of the persons owning a majority of our shares entitled to vote is necessary for a quorum for the transaction of business.  A plurality of the votes cast will elect the Directors.  Approval of each other proposal to be brought before the stockholders' meeting will require the affirmative vote of at least the majority in voting interests of the stockholders present, in person or by proxy, at the stockholders' meeting and entitled to vote thereon.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

The following table sets forth certain information concerning persons known to us to own beneficially more than five percent of our outstanding common stock (our only class of voting securities).  The information is based on Section 13(g) filings made with the Securities and Exchange Commission on or before April 10, 2002.  All ownership is direct except as otherwise noted.

Name and Address Of Beneficial Owner _________________	Amount and Nature of Beneficial Ownership __________________	Percent of Class (1) ________
North Star ESOP & Fiduciary Services, LLC(2) 500 West Madison Street, Suite 3800 Chicago, IL 60661	2,942,125	11.9%
FMR Corp. 82 Devonshire Street, Boston, MA 02109	2,528,300	10.2%
Monty Fu(3) 6464 Canoga Avenue, Woodland Hills, CA 91367-2407	1,962,757	7.8%

________________________

(1)

Calculated on the basis of 24,756,517 shares (excluding treasury shares) outstanding as of March 31, 2002. Percentages are calculated including option shares not outstanding which the beneficial owner has a right to acquire within 60 days of March 31, 2002.

(2)

Trustee of our Employees' Savings and Stock Ownership Plan ("ESSOP").  The trustee will vote the ESSOP shares in accordance with the instructions of the beneficial owners. With respect to ESSOP shares for which no voting instructions are given by the beneficial owners, the Company may direct the trustee on how to vote those shares.

(3)	Includes 513,592 option shares that are exercisable on March 31, 2002 or within 60 days thereafter, 22,291 ESSOP shares as of March 31, 2002, and 34,840 shares held as trustee for his children.

SECURITY OWNERSHIP OF MANAGEMENT

The following table sets forth, as of March 31, 2002, the beneficial ownership of our common stock by each of our Directors and executive officers named in the "Summary Compensation Table."  All ownership is direct unless otherwise noted.

Name of Beneficial Owner ______________________	Amount and Nature of Beneficial Ownership ___________________		Percent of Class (1) _______
Dr. Steven B. Gerber	110,555	(2)	(*)
George S. Oki	43,204	(3)	(*)
Bernard Puckett	3,352	(4)	(*)
Arnold E. Spangler	102,155	(5)	(*)
Dr. Henry N. Wagner, Jr.	13,665	(6)	(*)
Dr. Gail R. Wilensky	63,681	(7)	(*)
Ronald A. Williams	58,769	(8)	(*)
Robert G. Funari	1,043,741	(9)	4.1%
Monty Fu	1,962,757	(10)	7.8%
Rodney E. Boone	57,441	(11)	(*)
David L. Ward	193,739	(12)	(*)
Haig S. Bagerdjian (13)	912,927	(13)	3.6%
All Directors and executive officers as a group (16 individuals)	5,135,004	(14)	18.9%

___________________________________

(1)

Calculated on the basis of 24,756,517 shares (excluding treasury shares) of our common stock outstanding as of March 31, 2002.  Percentages and amounts are calculated including shares not outstanding which the individual has a right to acquire pursuant to options exercisable on March 31, 2002 or within 60 days thereafter. Exceptions are noted for each individual.  The executive officers' ESSOP shares are included and separately noted for named executive officers in the following notes.  The ESSOP number and percentage are as of March 31, 2002 but does not include any bonus shares for 2001 or matching shares for the first quarter of 2002.

(2)	Includes 25,555 option shares and 85,000 shares held as co-trustee for his children.

(3)	Includes 17,155 option shares.

(4)	All option shares.

(5)	Includes 17,155 option shares.

(6)	Includes 8,755 option shares.

(7)	Includes 43,555 option shares.

(8)	Includes 30,422 option shares.

(9)	Includes 722,100 option shares and 9,481 shares under the ESSOP.

(10)	Includes 513,592 option shares, 22,291 shares under the ESSOP, and 34,840 shares held as trustee for his children.

(11)	Includes 57,220 option shares and 220 shares under the ESSOP.

(12)	Includes 155,616 option shares and 174 shares under the ESSOP.

(13)

Includes 474,704 option shares and 5,982 shares under the ESSOP. Mr. Bagerdjian ceased to be an executive officer of Syncor on January 31, 2002.  He will retain his title of Executive Vice President and provide consulting services to Syncor until January 31, 2004.

(14)	Includes 2,466,653 option shares and 61,067 shares under the ESSOP.

(*)	Less than 1%.

PROPOSAL ONE: ELECTION OF DIRECTORS

The three nominees below are successors to the class whose term expires at this Annual Meeting and, if elected, will serve until the annual stockholders' meeting in 2005 when their respective successors are duly elected and qualified.  The three nominees currently serve as Directors for us.

In the event that any of them should be unable to serve, the proxies named on the enclosed proxy card will vote in their discretion for such other persons as the Board of Directors may recommend, unless the Board reduces the number of Directors to eliminate any vacancies.

The Board of Directors recommends that the stockholders vote FOR the election of the nominees named.  Unless otherwise instructed, the proxies will vote for all of the nominees.  The shares represented in person and by proxy cannot be voted for more than three nominees.

Nominees for Election

Monty Fu	Director since May 17, 1985
Age: 55

Mr. Fu has served as our Chairman of the Board of Directors since May 1985.  In 1975, Mr. Fu co-founded Pharmatopes, Inc., a radiopharmaceutical company out of which our present company evolved.  Mr. Fu also served as our Chief Executive Officer from May 1985 until February 1989.  Mr. Fu has a B.S. in Pharmacy with a specialization in Nuclear Pharmacy.

Henry N. Wagner, Jr., M.D.	Director since August 3, 1992
Age: 74

Dr. Wagner has spent more than 30 years at The Johns Hopkins University, pioneering radioactive diagnostics and treatments.  He is currently a Professor of Radiological Science and Environmental Health Sciences, as well as the Director of the Division of Radiation Health Sciences.  Dr. Wagner and his work have been nationally and internationally recognized with numerous honors and awards, including the prestigious American Medical Association's Scientific Achievement Award.  Dr. Wagner is a member of many professional societies, including the Institute of Medicine, and serves on several research committees for such organizations as the National Institutes of Health, National Research Council and the Nuclear Regulatory Commission.

Ronald A. Williams	Director since December 4, 1998
Age: 52

Mr. Williams has served as Executive Vice President and Chief of Health Operations of Aetna Inc. since March 2001.  Prior to joining Aetna, he was at Blue Cross of California, where he served as President from May 1996 until March 2001, and in other managerial positions between 1987 and May 1996.  Mr. Williams received a Master of Science in Management from the Massachusetts Institute of Technology (MIT), and a B.A. in Psychology from Roosevelt University.  While at MIT, he was a Sloan Fellow, as well as a Bush Leadership Fellow.

CONTINUING DIRECTORS

Directors Whose Terms Expire In 2003

Steven B. Gerber, M.D.	Director since May 1, 1990
Age: 48

Dr. Gerber has been a Managing Director for CIBC World Markets since 1993, and its head of health care research since 1997.  Dr. Gerber has an M.B.A. in Finance from the University of California, Los Angeles, and is a board-certified internist and cardiologist with subspecialty training in Nuclear Cardiology.  He received his M.D. from Tufts University and a B.A. in Psychology from Brandeis University.  He is also a director of Intracel Corp. and Immusol, Inc.

Arnold E. Spangler	Director since August 9, 1985
Age: 53

Mr. Spangler has been a Managing Director of Mancuso & Company, a private merchant banking firm, since 1993. Mr. Spangler was a Managing Director of PaineWebber Incorporated and a Co-Director of its mergers and acquisitions department from 1989 to 1991, and a General Partner in the investment banking firm of Lazard Freres & Co., where he worked primarily in the areas of mergers and acquisitions and financial advising, from 1983 to 1989.  Mr. Spangler has a B.S. in Economics from Iowa State University and an M.B.A. from Harvard Business School.

Dr. Gail R. Wilensky	Director since July 12, 1993
Age: 58

Dr. Wilensky's professional career spans more than 30 years of policy analysis, management, and university-level teaching.  She has been the John M. Olin Senior Fellow at Project HOPE, an international health foundation, since 1993, and the Co-Chair of the President's Task Force to Improve Health Care for Our Nation's Veterans since May 2001.  From 1997 to 2001, she was also chair of the Medicare Payment Advisory Commission.  She was chair of the Physician Payment Review Commission from 1995 to 1997.  From 1992 to 1993, she served in the White House as Deputy Assistant to the President for Policy Development.  Before joining the White House staff, she was the Administrator of the Health Care Financing Administration (now known as the Centers for Medicare and Medicaid Services) in the Department of Health and Human Services for two years.  Dr. Wilensky is an elected member of the Institute of Medicine of the National Academy of Sciences.  She is a director of Advanced Tissue Sciences, Inc., UnitedHealth Group Incorporated, Quest Diagnostics Incorporated, Manor Care, Inc., and Gentiva Health Services, Inc., and is a Trustee of the Combined Benefits Fund of the United Mine Workers of America.

Directors Whose Terms Expire In 2004

Robert G. Funari	Director since January 23, 1995
Age: 54

Mr. Funari has served as our Chief Executive Officer since July 1996, and as our President since January 1996.  Mr. Funari joined us in August 1993 as Executive Vice President and Chief Operating Officer.  Prior to joining us, Mr. Funari was Executive Vice President and General Manager for McKesson Drug Company.  From 1975 to 1992, Mr. Funari held a number of key management positions with Baxter International and its subsidiaries, including Corporate Vice President and President of its Pharmaseal Division.  Mr. Funari has a B.S. in Mechanical Engineering from Cornell University and an M.B.A. from Harvard Business School.  Mr. Funari also serves as a director of Pope & Talbot, Inc., a publicly traded company, and the following non-publicly traded financial institutions: Peninsula Banking Group, Inc., Bay Cities National Bank, and Community First Financial Group, Inc.

George S. Oki	Director since May 17, 1985
Age: 51

Mr. Oki has been the Chairman of the Board of Meta Information Services Inc. since 1993 and its President since 1996.  Mr. Oki was a Director of our predecessor corporation from July 1982 to August 1983 and from December 1984 until its merger with us in January 1986.  Mr. Oki has a B.S. degree in Horticulture from Colorado State University and an M.B.A. from the University of Southern California.  He is the brother-in-law of Monty Fu.

Bernard Puckett	Director since January 2, 2001
Age: 57

Mr. Puckett has been a private investor since January 1996.  From January 1994 to January 1996, Mr. Puckett was President and then President and Chief Executive Officer of Mobile Telecommunication Technologies Corporation.  From 1967 to 1994, he was at IBM Corp., where he held a variety of positions, including Senior Vice President of Corporate Strategy and Development and Vice President and General Manager, Applications Software.  Mr. Puckett is also a director of P-Com, Inc., Openwave System, Inc. and IMS Health.

INFORMATION CONCERNING OPERATION OF THE
BOARD OF DIRECTORS AND ITS COMMITTEES

In order to facilitate the handling of various functions of the Board of Directors, the Board has appointed a standing Audit Committee, Compensation Committee, Nominating and Governance Committee, Quality Committee and Officer Director Committee.  The current membership of the committees is as follows, with the chairman of each committee identified by an asterisk:

Audit Committee	Compensation Committee	Nominating and Governance Committee	Quality Committee	Officer Director Committee

Steven Gerber* Arnold Spangler Gail Wilensky	George Oki Arnold Spangler* Ronald Williams	Monty Fu Robert Funari George Oki* Ronald Williams	Robert Funari Steven Gerber Henry Wagner Gail Wilensky*	Monty Fu* Robert Funari

Audit Committee.  The functions of this Committee include review of those matters that primarily relate to a financial audit of us and our subsidiaries, including (i) the findings of the independent auditors, (ii) the accounting principles used by us and actual or impending changes in financial accounting requirements, (iii) the financial and accounting controls, and (iv) the recommendations by the independent auditors.  The Report of the Audit Committee is contained below in this Proxy Statement.  The committee held seven meetings in 2001.

Compensation Committee.  The functions of this Committee include (i) the review of the performance of the Chief Executive Officer and other executive officers, (ii) the annual review, examination and approval, as needed, of salary ranges and salaries for the executive officers and compensation for non-employee Directors, (iii) the review of compensation arrangements involving major acquisitions, salary administration policy, fringe benefit policy and other compensation matters as requested by the Board of Directors, and (iv) the administration of the Company's various stock and other incentive plans. The committee held six meetings in 2001.

Nominating and Governance Committee.  The functions of this Committee include (i) setting-up procedures for identifying nominees for Director positions, (ii) reviewing prospective new members of the Board of Directors and nominations for successive terms of current Board members, (iii) making recommendations to the Board of Directors for nominees for Director positions, (iv) reviewing the governance structure of the Board, and (v) advising and making recommendations to the Board on matters concerning directorship practices.  The committee will consider the possible nomination as Directors of persons recommended by stockholders.  Any such recommendations should be in writing and should be mailed or delivered to us, marked for the attention of the Nominating and Governance Committee, on or before the date for receipt of stockholder proposals for the next annual meeting.  The committee held one meeting in 2001.

Quality Committee.  The functions of this Committee include establishing strategic priorities for quality, assessment and evaluation of quality standards and determining who will carry out the process. The committee also establishes expectations and reviews plans and procedures to improve our quality standards. The committee held one meeting in 2001.

Officer Director Committee.  The committee reviews current and past compensation of non-employee Directors and administers various incentive plans relating to the compensation of our Directors with stock or stock options.  The committee held one meeting in 2001.

Board of Directors.  The Board of Directors held 16 meetings in 2001, eleven of which were telephonic.   Each of the Directors attended more than 75 percent of the total number of meetings of the Board of Directors and the total number of meetings held by the Board Committees on which he or she served.

COMPENSATION OF DIRECTORS

Compensation of Directors.  Each non-employee Director receives an annual retainer of $15,000, plus a fee of $1,000 per day for regular Board meetings (including one travel day per meeting if traveling outside of their home states) and $500 per telephonic meeting.  The Chairmen of the Compensation Committee and the Audit Committee each receive an additional annual fee of $2,500.  Non-employee Directors are also eligible to participate in our Executive Deferral Plan, pursuant to which we contribute on behalf of the non-employee Director an amount equal to 25% of the deferred compensation.

Starting in 2002, the Directors may elect to receive stock options in lieu of all or any portion of his or her annual retainer.  A Director who makes such an election will receive $4 worth of options (based on a Black Scholes valuation at the time of grant) for every $1 in retainer exchanged.  The Director must make the election prior to the beginning of the fiscal year during which the retainer is earned.

In addition to their fees, non-employee Directors receive stock incentives in order to closely align their interests with our  stockholders' interests.  Under the 2000 Master Stock Incentive Plan, non-employee Directors are eligible to receive annual stock option grants.  Based upon the transitional formula plan approved by the stockholders in 2001, Dr. Wagner and Mr. Williams each received an option grant for 2,490 shares in 2001, and Mr. Oki received an option grant for 6,245 shares.  In 2002, Dr. Gerber, Mr. Spangler and Dr. Wilensky will each receive a stock option grant for 3,735 shares, and all other continuing Directors will each receive stock option grants for 5,000 shares.  Starting in 2003, all continuing Directors will each receive stock option grants for 5,000 shares (to vest after one year), and each newly-appointed or newly-elected non-employee Director will receive an initial stock option grant for 10,000 option shares (50% to vest after one year, and 50% to vest after two years).

IDENTIFICATION OF EXECUTIVE OFFICERS

The following persons are all of our executive officers.  Our executive officers serve at the discretion of the Board of Directors.

		Director and/or
Name	Age	Officer Since	Position(s)

Robert G. Funari	54	August 1993	Director, President and Chief Executive Officer

Monty Fu	55	May 1985	Director and Chairman of the Board

Rodney E. Boone	44	June 2000	Executive Vice President; President and Chief Executive Officer,
			Syncor Pharmaceutical Services

David L. Ward	46	March 1999	Executive Vice President; President and Chief Executive Officer,
			Comprehensive Medical Imaging, Inc.

Jack L. Coffey	50	April 1989	Senior Vice President, Quality and Regulatory

Sheila H. Coop	61	November 1992	Senior Vice President, Human Resources and Communications

William P. Forster	62	May 2001	Senior Vice President, Treasurer and Chief Financial Officer

Lewis W. Terry	45	June 2001	Senior Vice President and Chief Information Officer

BUSINESS EXPERIENCE OF EXECUTIVE OFFICERS

Mr. Robert Funari’s and Mr. Monty Fu’s business experiences are described above.  The following is a description of the business experiences of the other executive officers.

Rodney E. Boone  has served as our Executive Vice President and as President and Chief Executive Officer of Syncor Pharmaceutical Services since June 2000.  Prior to joining us, Mr. Boone was with Allegiance Corporation, a subsidiary of Cardinal Health, where he served as President, West Region, and Corporate Officer from June 1998 to June 2000, Vice President of Business Development from June 1996 to May 1998, Vice President of Support Services from August 1994 to May 1996, and in other management positions from April 1993 to August 1994.  Mr. Boone received his B.S. in American Studies from Oregon State University in 1980.

Jack L. Coffey  has served as our Senior Vice President, Quality and Regulatory, since January 2001.  He was our Corporate Vice President, Quality and Regulatory, from July 1996 until January 2001, and before that served as our Vice President in various capacities.  He joined Nuclear Pharmacy, Inc., our predecessor, in 1984 as Director of Radiation Services. Mr. Coffey received a Bachelor of Science degree from Cumberland College in 1973 and a Master's Degree in Radiation Biology in 1978 from the University of Tennessee. He is also a certified health physicist.

Sheila H. Coop  has served as our Senior Vice President, Human Resources and Communications, since January 2001.  She was our Corporate Vice President, Human Resources, from 1992 until January 2001.  Ms. Coop joined us in July 1991, as Director of Human Resources.  Prior to joining Syncor, Ms. Coop was a Senior Human Resources Consultant with Jorgensen and Associates.  From 1988 to 1990, Ms. Coop was Director of Human Resources for Daylight Transport, Inc., a national transportation company.  Ms. Coop received a Bachelor of Science degree from the University of California, Los Angeles, and a Certificate of Professional Designation in Human Resources Management from the University of California, Los Angeles, School of Law and Graduate School of Business in 1983.

William P. Forster  has served as our Senior Vice President, Treasurer and Chief Financial Officer since May 2001. Prior to joining us, Mr. Forster served as Executive Vice President and Chief Financial Officer of Stadtlander Drug Company from October 1998 until the company was acquired in January 1999, as Chief Financial Officer of Voyager Expanded Learning from November 1999 until July 2000, and as a financial consultant for various companies, including Syncor, from August 2000 until April 2001.  Prior to joining Stadtlander Drug Company, Mr. Forster held several executive-level positions with Baxter International during his 15-year tenure with the company, including Vice President, Finance for the company's Caremark International, Pharmaseal and Baxter Canada divisions.  Mr. Forster received his B.S. in business from Robert Morris University, and his MBA from Pepperdine University.

Lewis W. Terry  has served as our Senior Vice President and Chief Information Officer since June 2001.  Prior to joining us, Mr. Terry was with Global Crossing, Ltd. from July 1999 to June 2001, where he first served as Global Program Director and later as Vice President, Corporate Information Systems.  Prior to Global Crossing, Mr. Terry spent 22 years at Chevron Corporation serving in various management capacities both domestically and internationally.  Mr. Terry received his B.S. in management from Pennsylvania State University and his MBA from Golden Gate University.

David L. Ward  has served as our Executive Vice President and as President and Chief Executive Officer of Comprehensive Medical Imaging, Inc., since March 1999.  Prior to joining us, Mr. Ward was with American Rehability Services, Inc., where he served as President from November 1997 until February 1999, and as Chief Operating Officer from May 1996 until October 1997.  From 1988 to 1996, Mr. Ward held various managerial positions with NovaCare, Inc., including Region President.  Mr. Ward received his B.S. in Journalism/Public Relations from the University of Kansas.

REPORT OF THE COMPENSATION COMMITTEE

The following Report of the Compensation Committee and the performance graphs included elsewhere in this Proxy Statement do not constitute soliciting material and should not be deemed filed or incorporated by reference into any of our other filings under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent we specifically incorporate this Report or the performance graphs by reference therein.

Our executive compensation program is administered by the Compensation Committee of the Board of Directors. The Compensation Committee reviews management's suggestions on executive base salary compensation, annual incentive compensation and long-term incentives, evaluates the executive officers' performance, and makes recommendations to the Board of Directors.

The Committee’s Goals

In determining the compensation recommendations for executive officers to the Board of Directors, the Committee’s goals are: (1) to attract, retain and motivate a highly capable and experienced executive officer group; (2) to link pay to the officer's performance, his or her division's or department's performance, and Syncor's performance; and (3) to align executive compensation with stockholder interests.  Consistent with these objectives, the Committee makes a high proportion of executive officer compensation dependent on long-term performance and on enhancing stockholder value.  The Committee also encourages stock ownership as a way for an employee to continually focus on growing stockholder value.

In determining total compensation for each executive officer, Syncor also takes into consideration Internal Revenue Service regulations which limit corporate deductions to $1,000,000 per executive officer for compensation not qualified under Section 162(m) of the Internal Revenue Code.

Base Salaries

The Committee annually reviews salary levels of executive officers using data from publicly traded biopharmaceutical companies and companies in the S&P SmallCap Healthcare Index, with similar net sales and number of employees, as well as data from executive compensation surveys comparing companies of similar size.  The salary levels for 2001 and 2002 were targeted for the median of salaries of corresponding positions at the benchmark companies.

Annual Incentive Compensation

The Compensation Committee designed the annual incentive compensation for 2001 to be consistent with (a) overall Company performance measured in Syncor's earnings per share, or EPS, and return on assets, and (b) the officer’s performance measured by successful achievement of specific performance goals.  The EPS target was not achieved, and therefore no annual incentive bonuses were given to the officers for 2001.

Individual performance goals are established each year based on recommendations of the Chief Executive Officer, as approved by the Compensation Committee and the Board of Directors. Individual performance, in turn, is measured by “individual incentive plan objectives” or “IIPOs,” a goal-oriented measure used to evaluate the performance of officers against established individual and department objectives.  Annual incentive compensation for Syncor's executive officers can increase or decrease significantly if individual performance or Syncor's performance exceeds, or fails to achieve, targeted performance levels.  Assuming that the EPS and return on invested capital, or ROIC, targets are achieved in 2002, and an officer achieves 100% of his or her IIPOs, the executive officer will receive as his or her annual incentive compensation an amount equal to 50% to 85% of base salary, as approved in advance by the Board of Directors.

Long Term Incentives

To better align the interests of stockholders and management, we implemented the Performance Equity Plan for officers in 1998.  The Plan is a performance-based long-term incentive compensation program designed to link executive rewards more directly to the increase of stockholder value through stock price growth.  The Plan provides for the vesting of stock options upon the attainment of certain price targets for our stock.  Under the Plan, an officer is given a stock option with a Black-Scholes value equal to approximately one to two times his or her base salary, depending on the officer's position, for each stock price target set by the Board.  If a stock price target is met within a specified window, the allocated stock option shares will vest.  If Syncor stock outperforms the S&P SmallCap Health Care Index when the target is met, the officer will be entitled to an additional overachievement award in the form of cash or stock.  If Syncor stock underperforms relative to the S&P SmallCap Health Care Index, the number of option shares that will vest will be proportionately reduced.  If a stock price target is not met within the specified window period, then the officer will lose the opportunity to accelerate the vesting of stock options designated for that target period. Stock options that do not vest on an accelerated basis vest nine and one-half years after the date of grant.  Our current stock price targets are $41 (which must be maintained for 10 out of 20 consecutive trading days by December 31, 2002), $52 (which must be maintained for 10 consecutive trading days by December 31, 2003), and $65 (which must be maintained for 10 consecutive trading days by December 31, 2004).

In 2001, the Company did not achieve any of the stock price targets under the Plan, so no accelerated vesting occurred with respect to any stock option granted under the Plan.  We believe that tying the awards to the achievement of the stock price targets provides a more quantifiable and objective measure of the performance of our executive officers.  In addition, since officers would receive their awards only if the stockholders obtain a direct financial benefit through the achievement of higher stock prices, the officers' interests are more closely aligned with the interests of the stockholders.

Compensation of Chief Executive Officer

Mr. Funari's base salary, annual incentive compensation and long-term incentive compensation are determined by the Compensation Committee in the same manner that we determine compensation for the other executive officers, as well as by reference to his employment agreement with Syncor, which is described below in the section captioned “Employment, Severance, Indemnity and Change of Control Arrangements.”   His total compensation package is designed to be competitive within our industry while creating rewards for short- and long-term performance in line with the financial interests of the stockholders.  A substantial portion of Mr. Funari's cash compensation for the year is incentive-based and is therefore at risk to the extent that Syncor does not meet its pre-established EPS growth objectives.  His compensation for 2001 is detailed in the tables that follow this report.

Compensation Committee Interlocks and Insider Participation

The members of the Compensation Committee are Arnold E. Spangler, George S. Oki and Ronald A. Williams, all of whom are non-employee Directors.  From time to time, members of the Compensation Committee asked the participation of the executive officers, including the Chief Executive Officer, in their deliberations for the purpose of gathering information or recommendations.  Mr. Oki is the brother-in-law of Mr. Fu, and abstains from any voting involving compensation for Mr. Fu.  None of the other members of the Compensation Committee had a relationship requiring disclosure under any paragraph of Item 404 of Regulation S-K.

Compensation Committee of
the Board of Directors,
Syncor International Corporation

Arnold E. Spangler, Chairman
George S. Oki
Ronald A. Williams

SUMMARY COMPENSATION OF EXECUTIVE OFFICERS

The following tables and accompanying notes show the compensation for the Chief Executive Officer and the four next highest paid executive officers of Syncor and its subsidiaries during 2001.

SUMMARY COMPENSATION TABLE

					Long Term Compensation _________________________________

		Annual Compensation ______________________________			Awards _____________________		Payouts _______
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)
Name and Principal Position __________________	Year _____	Salary (1)($) ______	Bonus (2)($) _______	Other Annual Compen- sation (3)($) ________	Restricted Stock Award(s) ($) ________	Securities Underlying Options/ SARs (#) _________	LTIP Payouts (4)($) _______	All Other Compen- sation (5)($) _________
Robert G. Funari	2001	500,000	--	--	--	--	--	46,883
President and Chief	2000	400,000	247,000	--	--	373,612	960,203	84,799
Executive Officer	1999	400,000	252,200	24,675	--	107,948	981,939	80,268

Monty Fu

	2001	340,992	--	--	--	--	--	16,481
Chairman of the Board	2000	300,000	176,000	--	--	224,946	635,197	23,454
	1999	300,000	171,000	23,970	--	38,028	678,801	13,431
Rodney E. Boone	2001	289,692	--	13,283	--	--	--	24,371
Executive Vice President	2000	131,731	300,000	--	--	182,512	104,355	1,562
David L. Ward	2001	284,461	--	270,165	--	--	--	28,535
Executive Vice	2000	265,000	225,400	168,009	--	141,926	441,733	29,996
President	1999	212,000	118,620	161,176	--	149,524	316,876	27,449

Haig S. Bagerdjian	2001	274,731	--	--	--	--	--	34,330
Executive Vice	2000	240,000	277,200	--	--	154,252	494,784	49,687
President	1999	240,000	237,600	21,150	--	26,076	462,073	43,846

____________________________

(1)

Amounts shown include cash and non-cash compensation earned and received by executive officers as well as amounts earned but deferred at the election of those executive officers under the Executive Deferral Plan and the ESSOP.

(2)	Mr. Boone's bonus for 2000 includes a sign-on bonus of $100,000. Mr. Ward's bonus for 1999 includes a sign-on bonus of $90,000.

(3)

Mr. Ward's compensation in 2001 includes $36,141 representing the mortgage differential he had contracted to receive upon his move to California, $25,000 in forgiven debt plus $13,730 in related tax gross-up and $1,384 in imputed interest, and $193,910 in the form of a stock grant.  Mr. Ward's compensation in 2000 includes $48,188 representing the mortgage differential, $8,039 in relocation expenses, $25,000 in forgiven debt plus $13,730 in related tax gross-up and $2,552 in imputed interest, and $70,500 in the form of a stock grant.  Mr. Ward's compensation in 1999 includes $99,573 in the form of a stock grant, $59,780 in relocation expenses and $1,823 for the gross-up of COBRA payments.  Mr. Boone's compensation for 2001 is for relocation expenses.  The compensation in 1999 for Mr. Funari, Mr. Fu and Mr. Bagerdjian is for imputed income as a result of purchases of Syncor shares under the 1998 Senior Management Stock Purchase Plan at prices below fair market value.

(4)

The long term incentive payouts for 2000 were awarded under the Performance Equity Plan (the "PEP") as a result of the achievement of three stock price targets under the PEP.  Included in the payouts are payments made to the officers as consideration for their agreement to forego the cash and stock bonuses they would have received under the PEP upon the attainment of the $26.50 and $32.50 stock price targets.  The foregoing consideration was paid to the officers:  Mr. Funari, $960,203; Mr. Fu, $635,197; Mr. Bagerdjian, $132,204; Mr. Ward, $119,750; and Mr. Boone, $57,480.  The following long term incentive payouts for 1999 were awarded under the PEP as a result of the achievement of one stock price target in 1999 and under the 1997 Management Incentive Plan (the "1997 MIP"): Mr. Funari, $811,214 under the PEP and $170,725 under the MIP; Mr. Fu, $513,259 under the PEP and $165,542 under the 1997 MIP; Mr. Bagerdjian, $349,577 under the PEP and $112,496 under the 1997 MIP; and Mr. Ward, $316,876 under the PEP.

(5)

Under the ESSOP, named executive officers received Syncor shares as matching contributions with the following values based on the respective December 31 closing price: Mr. Funari, $6,374 in 2001, $11,469 in 2000, and $5,476 in 1999; Mr. Fu, $5,201 in 2001, $9,490 in 2000, and $4,747 in 1999; Mr. Bagerdjian, $3,705 in 2001, $6,298 in 2000, and $3,291 in 1999; Mr. Ward, $4,983 in 2001, and $3,869 in 2000; and Mr. Boone, $3,906 in 2001.  As of April 17, 2002, the bonus contributions to which the executive officers will be entitled under the ESSOP had not yet been determined.  Under the Executive Deferral Plan, the following matches were made to each officer's contributions: Mr. Funari, $32,941 in 2001, $62,830 in 2000, and $68,618 in 1999; Mr. Bagerdjian, $25,655 in 2001, $36,626 in 2000, and $36,494 in 1999; Mr. Ward, $17,908 in 2001, $20,759 in 2000 and $27,449 in 1999; and Mr. Boone, $15,808 in 2001 and $1,562 in 2000.  We also reimbursed Mr. Fu $3,771 in 2001, $2,872 in 2000 and $2,510 in 1999 to cover expenses to pay the annual cost of the term life insurance policy described in the paragraph on our Split Dollar arrangement with Mr. Fu under the section "Compensation of Directors and Executive Officers."  The balance of the amounts in column (i) represents premiums paid for term life and disability insurance under the Executive Life Insurance Plan.  For 1999, the amounts for Messrs. Funari and Bagerdjian are different from the amounts previously disclosed in the proxy statements filed in 2001 and 2000; the previous disclosures included amounts gained upon the exercise of stock options, while the above numbers exclude those amounts.

(6)	Mr. Bagerdjian ceased to be an executive officer of Syncor on January 31, 2002. He will retain his title of Executive Vice President and provide consulting services to Syncor until January 31, 2004.

OPTION EXERCISES AND YEAR-END VALUES TABLE
Aggregated Options/SAR Exercises in Last Fiscal Year
and FY-End Options/SAR Values

This table gives information for options exercised by each of the named executive officers in 2001, and the value (stock price less exercise price) of “in-the-money” options held by those executive officers at year-end, based upon the per-share closing price of Syncor stock of $28.64 on December 31, 2001, as traded in NASDAQ.

			Number of Securities Underlying Unexercised Options/SARs At FY-End (#) _______________	Value of Unexercised In-the-Money Options/SARs At FY-End ($) ___________________
Name __________	Shares Acquired on Exercise(#) ___________	Value Realized ($) _________	Exercisable/ Unexercisable _______________	Exercisable/ Unexercisable ___________________
Robert G. Funari	60,000	1,381,660	799,392 / 151,864	12,258,272 / 331,280
Monty Fu	--	--	513,592 / 84,486	8,012,568 / -0-
Rodney Boone	--	--	57,220 / 125,292	-0- / -0-
David Ward	42,524	840,585	135,616 / 93,310	611,029 / 548,100
Haig Bagerdjian	87,004	2,460,930	462,204 / 80,436	7,410,112 / 448,462

OTHER BENEFITS

Deferred Compensation Plan

All executive officers, Directors and members of management are eligible to participate in the Deferred Compensation Plan (the "Deferral Plan").  The Deferral Plan allows each participant to defer up to 75 percent, and in the case of non-employee Directors, 100 percent, of his or her annual compensation. The Deferral Plan is designed to defer the payment of taxes on the deferred income until such time as the deferments are distributed to the participants.  Under the Deferral Plan, we make a monthly contribution on behalf of the employee at a rate of 25% on up to 15% (100% for non-employee Directors) of the deferred compensation.  The Deferral Plan is secured with a "Rabbi Trust" which is responsible for plan investments.  Currently, assets are invested in a selection of separate and fixed accounts made available through variable life insurance policies owned by the trust and in a selection of funds available through an independent money management firm.  The Deferral Plan participants select from up to 27 investment accounts.  The investment performance of each account selected will determine the returns credited to the individual participant's deferral account value.

Employees’ Savings and Stock Ownership Plan ("ESSOP")

Eligible employees may participate in our ESSOP, as administered pursuant to Section 401(k) of the Internal Revenue Code (the “Code”), by contributing up to two percent of their pay through pre-tax payroll deductions for the purchase of our common stock.  We match  such contributions in Syncor stock on a share-for-share basis.  In addition, participating employees may contribute up to an additional 14 percent of their pay, subject to a maximum dollar amount, to an account with several investment fund choices.  We match these additional contributions in Syncor stock at the rate of $.50 on the dollar up to the first four percent of the employee’s pay.

Executive Life Insurance Plan

All executive officers receive life insurance coverage computed on the same basis as all salaried employees.  The maximum level of life insurance available to each executive officer is $500,000, the premiums for which are paid by us.  In addition, an executive officer is eligible to apply for up to $500,000 of additional life insurance, premiums for which are paid for by the officer.

EMPLOYMENT, SEVERANCE, INDEMNITY AND CHANGE OF CONTROL ARRANGEMENTS

Robert Funari's Employment Agreement

Mr. Funari's current employment agreement expires on December 31, 2003.  The agreement entitles Mr. Funari to a salary of $500,000 per year (which reflects an increase from the $400,000 salary prior to January 1, 2001).  He also receives various fringe benefits, including participation in our Management Incentive Plans, the Performance Equity Plan, and any other incentive plan approved by the Board and applicable generally to our executive officers.  In the event of a termination without cause, Mr. Funari would receive the unpaid portion of his salary for the period of time remaining in his employment agreement, plus prorated incentive plan payments.  He would also have the right to exercise all vested stock options, and would be entitled to receive any award that vests under the Performance Equity Plan within 30 days after termination of employment.  Upon a change of control as defined in the employment agreement, the vesting of all stock option grants and the benefits under all incentive plans shall be accelerated.  Provisions in the agreement relating to the termination of Mr. Funari's employment by the Company without cause or by Mr. Funari for good reason following a change of control have been superseded by the provisions under his Change of Control Severance Agreement described below.

Monty Fu's Employment Agreement

Mr. Fu's current agreement expires on December 31, 2003.  The agreement entitles Mr. Fu to a salary of $375,000 per year (which reflects an increase from his salary of $340,000 in 2001).  Mr. Fu's agreement also contains the same provisions found in Mr. Funari's agreement regarding benefits and termination of employment. Provisions in the agreement relating to the termination of Mr. Fu's employment by the Company without cause or by Mr. Fu for good reason following a change of control have been superseded by the provisions under his Change of Control Severance Agreement described below.

Change of Control and Other Severance Agreements

We entered into a Severance Agreement on August 24, 2001 with each of our executive officers.  Subject to certain provisions in the agreement, Messrs. Fu and Funari are eligible to receive the following if their employment is terminated without cause by the Company or for good reason by the officer within two years following a change of control: (i) an amount equal to three times annual base compensation; (ii) an amount equal to three times the annual incentive bonus (as determined based on a formula described in the agreement); (iii) disability, accident, health and life insurance benefits for three years after the termination date; (iv) the value of unpaid but allocated incentive payments that are contingent only upon continued employment to a later date; (v) the amounts that would have been contributed over a three-year period by the Company on their behalf towards defined contribution plans in which the officer participates; and (vi) outplacement services.  If payment of the foregoing amounts would subject the executive to the payment of a federal excise tax, the total amount payable by the Company to such executive shall be increased by an amount sufficient to provide him (after satisfaction of all excise taxes and all federal, state and local income taxes attributable to such increased payment) with a net amount equal to the federal excise tax owed by him.  A "change of control" is defined in the Severance Agreements as: (a) the acquisition by any person of beneficial ownership of 25% or more of our outstanding shares; (b) the replacement of the majority of our current Directors; (c) merger or consolidation of the Company with another corporation unless following such transaction control of the surviving corporation is maintained by the Company and its stockholders through beneficial ownership of the securities and majority control of the Board of the surviving corporation; (d) the liquidation or dissolution of the Company; or (e) the sale or disposition of substantially all of the Company's assets.

The terms of the Severance Agreements for the other executive officers are similar to the agreements for Messrs. Fu and Funari, except that instead of a three-year multiple, the severance payments to Executive Vice Presidents have a two and one-quarter year multiple, and the severance payments to Senior Vice Presidents have a two year multiple.

We also entered into a Benefits Agreement, the form of which was approved by the Board of Directors in November 1989 and amended by the Board on June 20, 1995, with all of our Directors and executive officers.  The agreement provides for accelerated vesting of stock options, deferred incentive earnings and all other awards under our incentive plans in the event of a "change in control" as defined in such Benefits Agreement.  Our various stock incentive plans also provide for the vesting of all unvested options upon a change of control.

On January 31, 2002, we entered into a Severance and Release Agreement with Mr. Bagerdjian.  Under the terms of his agreement, Mr. Bagerdjian ceased to President and Chief Executive Officer of Syncor Overseas Ltd. as of January 31, 2002.  He will continue to be employed as Executive Vice President through January 31, 2004, in which capacity he will provide consulting services to Syncor.  Mr. Bagerdjian will continue to receive his base annual salary of $275,000 through the term of his agreement.  In addition, he will receive quarterly installments of $125,000 on the last day of each calendar quarter, beginning March 31, 2002 and ending December 31, 2003.  Under the agreement, a stock option granted to Mr. Bagerdjian on June 20, 2000 under our Performance Equity Plan for executive officers will automatically vest on the expiration date of the agreement if the stock option has not vested by such date in accordance with its terms.  The agreement also allows Mr. Bagerdjian to continue to participate in our health, life and long term care plans.

On April 1, 2002, we entered into a Severance and Release Agreement with Mr. Ward.  We entered into the agreement with Mr. Ward in order to induce him to remain as President and Chief Executive Officer of our subsidiary, Comprehensive Medical Imaging, Inc. ("CMI"), until his active employment terminates in accordance with the provisions summarized in the next sentence.  Mr. Ward's active employment will terminate on January 1, 2003, unless we and Mr. Ward agree to an alternate date.  In addition, if we sell CMI  to a third party prior to such time, Mr. Ward's active employment will be terminated on the completion of such a sale.  Under the agreement, Mr. Ward will continue to receive his base annual salary of $285,000 until the end of his active employment period, and for a period of 27 months thereafter.  Following the termination of his active employment, he will be entitled to receive a bonus payment of $240,469, plus an additional bonus payment of $500,000 if our Board of Directors determines that Mr. Ward has acted in the best interest of Syncor throughout his active employment.  We will also pay Mr. Ward a lump sum payment representing his accrued but unused vacation time, as well as pay for the cost of outplacement services, following the termination of his active employment.

Indemnity Agreement

Each non-employee Director and executive officer has an Indemnity Agreement which, under certain conditions, provides for indemnification of the Directors or executive officers for the duties performed for us or our subsidiaries and affiliates.  The form of the Indemnity Agreements was approved by our stockholders.

Split Dollar Arrangement with Monty Fu

In January 1999, we entered into a split dollar arrangement with Monty Fu and a trust for the benefit of his children, by which Mr. Fu relinquished all his then-current and future interests in the Executive Deferral Plan in exchange for our agreement to pay the premiums on a life insurance policy insuring Mr. Fu and his wife and owned by the trust.  The after-tax net present value of the premiums under the split dollar plan was calculated to be identical to the then-net present value of what Mr. Fu would have received under the Deferred Compensation Plan.  Under the split dollar agreement, we will pay the annual premium of $412,000 for seven years, but we will be repaid the full amount of the cumulative premiums in the sixteenth year of the plan, or earlier upon the death of Mr. Fu and his wife.  The beneficiaries of the trust would be entitled to any proceeds from the policy in excess of the amount repaid to us.  We also pay the annual cost of Mr. Fu's term life insurance policy. The arrangement also contains a provision that allows the trust to accelerate our payment obligations or to terminate the requirement to repay us for premiums paid upon a change of control.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

In 1998, our stockholders approved the 1998 Senior Management Stock Purchase Plan, which allows officers and Directors to buy shares of our common stock to be paid with a five-year secured promissory note. In March 2001, we instituted a stock buyback program, pursuant to which we offered to buy back at fair market value a certain number of shares that were purchased by Directors, officers and other participants under the Stock Purchase Plan.  In exchange for a participant's shares, we retired all or a portion of his or her promissory note obligations.  In last year's Proxy Statement, we disclosed the names of Directors and officers who participated in the stock buyback program in March 2001.  The following is a list of Directors and officers who surrendered shares under the stock buyback program in April and May 2001, and the value of those shares: Dr. Gerber, $321,234; Mr. Oki, $321,234; Mr. Fu, $3,001,218; Mr. Baumann, $737,550; Ms. Coop, $519,512; and Mr. Coffey, $903,325.  In November 2001, Mr. Boone repaid his $666,250 loan plus interest under the Stock Purchase Plan through a combination of a cash payment and a sale of shares acquired under the Stock Purchase Plan to the Company with a value of $563,800.  In March 2002, Mr. Bagerdjian paid of his entire $2,476,350 loan under the Stock Purchase Plan.  The following individuals have loans outstanding under the Stock Purchase Plan: Mr. Spangler, $321,234; Mr. Forster, $588,800; and Mr. Terry, $1,486,000.  All loans bear interest at the federal rate imputed by the Internal Revenue Service.

RELATIONSHIP WITH INDEPENDENT AUDITORS

Our Board of Directors appointed KPMG LLP as our independent auditors for 2002, subject to stockholder ratification as set forth below.  KPMG LLP served as our independent auditors for 2001.  A representative from KPMG LLP will be present at the Annual Meeting, will have the opportunity to make statements, and will be available to respond to your questions.

REPORT OF THE AUDIT COMMITTEE

The following Report of the Audit Committee does not constitute soliciting material and should not be deemed filed or incorporated by reference into any of our filings under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent we specifically incorporate this Report by reference therein.

The Audit Committee of the Board of Directors consists of 3 independent members, Mr. Spangler and Drs. Gerber and Wilensky.  The Audit Committee operates pursuant to a written charter, which was approved and adopted by the Board of Directors on June 2, 2000.

In performing its oversight function, the Committee reviewed and discussed our audited consolidated financial statements for fiscal 2001 with management and KPMG, LLP, our principal independent auditors and independent accountants.  The Committee also discussed with KPMG all matters required by generally accepted auditing standards, including those described in SAS 61 (Codification of Statements on Accounting Standards) and, with and without management present, discussed and reviewed the results of KPMG's examination of the financial statements.

The Audit Committee obtained from KPMG a formal written statement describing all relationships between the auditors and our company that might bear on the auditors' independence consistent with Independence Standards Board Standard No. 1.  The Committee discussed with the auditors any relationships that may have an impact on their objectivity and independence and satisfied itself as to the auditors' independence.

Based on the above-mentioned review and discussions with management and the independent auditors, the Audit Committee recommended to the Board of Directors that our audited consolidated financial statements be included in our Annual Report on Form 10-K for fiscal 2001, for filing with the Securities and Exchange Commission.

                                                                                                Audit Committee of
                                                                                                the Board of Directors,
                                                                                                Syncor International Corporation

                                                                                                Steven B. Gerber, Chairman
                                                                                                Arnold E. Spangler
                                                                                                Gail R. Wilensky

PROPOSAL TWO

RATIFY SELECTION OF INDEPENDENT AUDITORS

The Board of Directors, upon the recommendation of its Audit Committee, has appointed KPMG LLP to serve as our independent auditors for 2002, subject to ratification by the stockholders.  In taking this action, the members of the Board and the Audit Committee considered KPMG’s long-standing relationship with us, its general reputation for adherence to professional auditing standards, and its independence with respect to the services to be performed.  Representatives of the firm will be present at the Annual Meeting to make a statement if they desire to do so and to answer appropriate questions from stockholders.

The affirmative vote of the holders of a majority of the shares present and voting on this proposal at the Annual Meeting is required to approve the proposal.  The Board of Directors recommends that the stockholders vote FOR ratification of the appointment of KPMG LLP to serve as our independent auditors for 2002.  Proxies solicited by the Board of Directors will be so voted unless stockholders specify otherwise in their proxies.

Disclosure of Audit Fees

The following is a description of the fees billed to us by KPMG during fiscal 2001:

Audit Fees:  Audit fees billed to us by KPMG in connection with KPMG's review and audit of our annual financial statements for fiscal 2001 and KPMG's review of our interim financial statements included in our Quarterly Reports on Form 10-Q during 2001 totaled approximately $198,700.

Financial Information Systems Design and Implementation Fees:  We did not engage KPMG to provide advice to us regarding financial information systems design and implementation during fiscal 2001.

All Other Fees:  Fees billed to us by KPMG during fiscal 2001 for all other non-audit services rendered to us totaled approximately $700,700, of which $233,000 was audit-related and $467,700 was for non-audit services.  Audit related fees were primarily for services relating to proposed transactions and financings, due diligence procedures for acquisitions, and audit of financial statements of employee benefit plans.  Other non-audit fees were primarily for services relating to tax compliance, research and consulting.

COMPLIANCE WITH SECTION 16(a) OF THE SECURITIES
EXCHANGE ACT OF 1934

Section 16(a) of the Securities Exchange Act of 1934 (the "1934 Act"), requires our Directors and executive officers to file reports of ownership and changes in ownership with the Securities and Exchange Commission.  Additionally, Item 405 of Regulation S-K under the 1934 Act requires us to identify in this Proxy Statement those individuals for whom one of the above-referenced reports was not filed on a timely basis during the most recent fiscal year or prior fiscal years.  Based solely upon our review of Forms 3, 4 and 5 furnished to us, we believe that all reports required to be filed during 2001 pursuant to Section 16(a) of the Act were timely filed, except that Robert Funari was 25 days late in filing a Form 4 for a transaction that occurred in December 2001.

SYNCOR STOCK PRICE PERFORMANCE

The following chart compares the value of $100 invested in our common stock from December 31, 1996, through December 31, 2001, with a similar investment in the NASDAQ Composite (U.S. companies) and with the S&P SmallCap Health Care (Medical Products & Supplies) Index.  The NASDAQ Composite (U.S. companies) is an index comprised of all domestic common shares traded on the NASDAQ National Market and the NASDAQ SmallCap Market.  The S&P SmallCap Health Care (Medical Products & Services) Index is a composite index of 24 health care companies in the S&P SmallCap 600, including Syncor (4.14%), that primarily provide medical products and supplies.  The table below shows the value of each such investment on December 31, 1996, 1997, 1998, 1999, 2000 and 2001 assuming reinvestment of dividend.

CUMULATIVE TOTAL RETURN GRAPH

	Dec-96	Dec-97	Dec-98	Dec-99	Dec-00	Dec-01
Syncor International Corporation	$100	$121	$204	$218	$544	$428
NASDAQ Stock Market (U.S.)	$100	$122	$173	$321	$193	$153
S&P SmallCap Health Care (Medical Products & Supplies) Index	$100	$117	$125	$154	$214	$249

PROPOSAL THREE

APPROVAL OF EMPLOYEE STOCK PURCHASE PLAN

At the Annual Meeting, you will be asked to approve the Syncor International Corporation Employee Stock Purchase Plan (the “Plan”).  A copy of the Plan is attached to this Proxy Statement as Appendix 1.

General

On March 22, 2002, our Board of Directors adopted the Plan under Section 423(b) of the Internal Revenue Code, subject to approval by our stockholders.  The purpose of the Plan is to facilitate the purchase of Syncor shares by eligible employees (defined below).  Under the Plan, 300,000 Syncor shares will be available for issuance and sale, which may consist of authorized but unissued shares, treasury shares, or shares purchased by the Plan in the open market.  The closing sale price for a Syncor share on April 16, 2002 on the NASDAQ was $31.54.  If approved by our stockholders, the Plan will be effective starting on January 1, 2003, or such other date approved by our Board, and will remain in effect until it is terminated by action of our Board.

Administration of the Plan

The Plan will be administered by our Board, a designated committee thereof, or the persons or entity designated by our Board to administer the Plan (the “Administrator”).  Subject to the terms of the Plan, the Administrator will have full and exclusive discretionary authority to construe, interpret and apply the terms of the Plan, to determine eligibility and to adopt rules and regulations for carrying out the terms of the Plan.

Purchase of Syncor Shares under the Plan

The Administrator of the Plan may designate one or more Offering Periods (as defined in the Plan) during each fiscal year of the Company.  On the first day of each Offering Period, each eligible employee who has elected to participate in the Plan during the enrollment period designated by the Administrator will be granted an option to purchase Syncor shares under the Plan.  Each option granted will expire at the end of the Offering Period for which it was granted.  All shares purchased under the Plan will be held in separate accounts for each participant.

Eligibility for Participation in the Plan

In order to be eligible to participate in the Plan, an employee must have worked for Syncor or a designated subsidiary for at least 30 days, must work 20 hours a week, and must have reached the age of majority in his or her state of residence. An employee who otherwise is an eligible employee will not be entitled to purchase shares under the Plan if  (1) such purchase would cause such employee to own Syncor shares (including shares subject to options and other rights held by the employee, whether or not then exercisable) representing 5% or more of the total combined voting power or value of our common stock or  (2) such purchase would cause such employee to have options or rights to purchase more than $25,000 of Syncor shares under the Plan for any calendar year.  The number of eligible employees as of April 24, 2002 was approximately 3,691, which number is expected to change over time.

Employee Stock Purchase Plan Benefits

Participation in the Plan is voluntary.  Each eligible employee will make his or her own election whether and to what extent to participate in the Plan.  It is therefore not possible to determine the benefit or amounts that will be received in the future by individual employees or groups of employees under the Plan. The fair market value of the shares which may be purchased by any employee during any calendar year may not exceed $21,250.  The purchase price for each share purchased under the Plan will be the lesser of  (1) 85% of the closing sale price for a Syncor share as reported in NASDAQ on the first trading day of the applicable Offering Period, or the earliest date thereafter as is administratively feasible, or  (2) 85% of the closing sale price for a Syncor share as reported in NASDAQ on the last trading day of the Offering Period, or the earliest date thereafter as is administratively feasible.  The purchase price is payable by payroll deductions.  A participant may authorize payroll withholdings of a maximum of 15% and a minimum of 1% of base compensation.

Maintenance of Plan Account; In-Service Distributions

Upon the exercise of a participant's initial option to purchase shares under the Plan, our Agent (as defined in the Plan) shall establish an account for the participant into which shares purchased under the Plan shall be deposited.  Shares acquired by a participant must be held in the account for at least 24 months after such exercise before share certificates can be issued with respect to those shares.  If a participant wishes to sell those shares before the passage of 24 months, the participant can sell those shares only through the Agent.

Cessation of Active Participation

A participant in the Plan may revoke his or her authorization for payroll deductions for the Offering Period in which such revocation is made.  A participant who revokes authorization for payroll deductions may not again participate under the Plan until the next Offering Period.  Separation from employment from the Company or its subsidiaries for any reason will be treated automatically as a withdrawal from the Plan.

Termination and Amendment of the Plan

Our Board of Directors will have the right to amend, modify or terminate the Plan without notice; provided, however, that no Participant’s existing purchases will be adversely affected by any such amendment, modification or termination, except to comply with applicable law, NASDAQ stock exchange rules or accounting rules.  In any event, the Board will have the right to terminate the Plan with respect to all future payroll deductions and related purchases at any time.  Such termination will also terminate any then-current Offering Period.

Equity Compensation Plan Information

As of December 31, 2001, we had various equity compensation plans in effect that provided for the award of stock options to our employees.  Most of the stock option awards to our employees were granted under equity compensation plans that were approved by our stockholders.  The following is a summary of our equity compensation plans that have been approved by our stockholders, and those that have not:

	(a)	(b)	(c)
Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
Equity compensation plans approved by stockholders	6,734,478	$17.92	2,300,156
Equity compensation plans not approved by stockholders (1)	1,016,357	$22.73	216,622
Total	7,750,835	$18.55	2,516,778

(1)

The plans in this category are: (1) the New Employee Stock Option Plan, under which stock options are granted to new employees; (2) the 1995 and 1999 Non-Employee Director Stock Option Plans (all option shares are issued and outstanding); and (3) the 1999 Robert Funari Stock Option Plan (all option shares are issued and outstanding).

Federal Income Tax Consequences

The following is a brief summary of the general federal income tax consequences to participants and the Company as a result of the implementation of the Plan.  This summary is not intended to be exhaustive and does not describe foreign, state or local tax consequences, nor does it describe consequences based on particular circumstances.

Under the Plan, the option to purchase Syncor shares will constitute an option issued pursuant to an “employee stock purchase plan” within the meaning of Section 423 of the Internal Revenue Code.  If Syncor shares are purchased under the Plan, and no disposition of these shares is made within two years of the first day of the Offering Period for the option, nor within one year after the last day of the Offering Period for that option, then no income will be realized by the participant at the time of the transfer of the shares to such participant’s plan account.  In the event of the death of a participant while owning the shares, no income will be realized at the time of the transfer of the shares to such participant’s plan account but will be treated as provided in the following sentence.  When a participant sells or otherwise disposes of the shares after the applicable periods referred to above, there will be included in such participant’s income, as compensation, an amount equal to the lesser of  (i) an amount equal to 15% of the fair market value of the shares on the first day of the applicable Offering Period, or (ii) the amount by which the fair market value of the shares at the time of disposition or death exceeds the purchase price for the shares.  Any additional gain would be treated for tax purposes as long-term capital gain, provided that the participant holds the shares for the applicable long-term capital gain holding period after the last day of the Offering Period applicable to such shares.

If a participant disposes of the shares within either the one-year or two-year period described above, such participant would realize ordinary income in the year of disposition in an amount equal to the difference between the purchase price and the fair market value of the shares on the last day of the applicable Offering Period.  Any difference between the amount received upon such a disposition and the fair market value of the shares on the last day of the applicable Offering Period would be treated as a capital gain or loss, as the case may be.

We are not allowed a deduction for federal income tax purposes in connection with the grant or exercise of the option to purchase shares under the Plan, provided there is no disposition of the shares by a participant within either the one-year or two-year period described above.  If such disposition occurs within either of these two periods, we will be entitled to a deduction in the same amount and at the same time that the participant realizes ordinary income.

The affirmative vote of the holders of a majority of the shares present and voting on this proposal is necessary to approve the Plan.  The Board of Directors recommends that the stockholders vote FOR approval of the Plan.  Proxies solicited by the Board of Directors will be so voted unless stockholders specify otherwise in their proxies.

ANNUAL REPORT TO STOCKHOLDERS

The Annual Report to Stockholders concerning our operations in 2001, including consolidated financial statements for that period, is enclosed with this proxy statement.

FINANCIAL STATEMENTS AND INFORMATION

Our consolidated financial statements for 2001 and management's discussion and analysis of financial condition and results of operations appear in our Annual Report to Stockholders which accompanies this proxy statement, and are incorporated herein by reference.

STOCKHOLDER PROPOSALS

Stockholder proposals for consideration at the Annual Meeting expected to be held on  June 17, 2003, must be received by us no later than February 21, 2003 in order for such proposals to be included in the proxy materials for the 2003 Annual Meeting.  To be included, proposals must be proper under law and must comply with the Rules and Regulations of the Securities and Exchange Commission and our By‑Laws. All such proposals should be addressed to Mr. Edwin A. Burgos, our Secretary.

OTHER MATTERS

The Board of Directors is not aware of any other matters which are to be presented at the Annual Meeting.  However, if any other matters should properly come before the Annual Meeting, the persons named in the proxy will vote on such matters in accordance with their judgment.

The above notice and proxy statement are sent by order of the Board of Directors.

/s/Edwin A. Burgos
May 13, 2002	Edwin A. Burgos
Woodland Hills, California	Secretary

AVAILABILITY OF ANNUAL REPORT ON FORM 10-K

UPON WRITTEN REQUEST, SYNCOR WILL PROVIDE, WITHOUT CHARGE, A COPY OF ITS ANNUAL REPORT ON FORM 10‑K, EXCEPT FOR EXHIBITS THERETO, FOR THE PERIOD ENDED DECEMBER 31, 2001 FILED WITH THE UNITED STATES SECURITIES AND EXCHANGE COMMISSION, TO ANY STOCKHOLDER OF RECORD  AT THE CLOSE OF BUSINESS ON APRIL 22, 2002.  ANY EXHIBIT WILL BE PROVIDED ON REQUEST UPON PAYMENT OF THE REASONABLE EXPENSES OF FURNISHING THE EXHIBIT.  REQUESTS SHOULD BE ADDRESSED TO SYNCOR, TO THE ATTENTION OF INVESTOR RELATIONS, 6464 CANOGA AVENUE, WOODLAND HILLS, CALIFORNIA 91367-2407, OR TELEPHONE (818) 737-4000.

APPENDIX 1

SYNCOR INTERNATIONAL CORPORATION
EMPLOYEE STOCK PURCHASE PLAN

SECTION 1 – PURPOSE

                The Syncor International Corporation Employee Stock Purchase Plan is adopted and established by Syncor International Corporation, a Delaware corporation, on the date set forth below, effective as of January 1, 2003, for the general benefit of the Employees of the Company and of certain of its Subsidiaries.  The purpose of the Plan is to facilitate the purchase of Shares by Eligible Employees.

SECTION 2 – DEFINITIONS

        a.     “ACT” shall mean the Securities Act of 1933, as amended.

        b.     “ADMINISTRATOR” shall mean the Board of Directors of the Company, a designated committee thereof, or the person(s) or entity delegated the responsibility of administering the Plan.

        c.     “AGENT” shall mean the bank, brokerage firm, financial institution, or other entity or person(s) engaged, retained or appointed to act as the agent of the Employer and of the Participants under the Plan.

        d.     “BOARD” shall mean the Board of Directors of the Company.

        e.     “CLOSING VALUE” shall mean, as of a particular date, the value of a Share determined by the closing sales price for such Share (or the closing bid, if no sales were reported) as quoted on the NASDAQ National Market for the last market trading day prior to the date of determination, as reported in THE WALL STREET JOURNAL or such other source as the Administrator deems reliable.

        f.      “CODE” shall mean the Internal Revenue Code of 1986, as amended and currently in effect, or any successor body of federal tax law.

        g.     “COMPANY” shall mean Syncor International Corporation, including any successor thereto.

        h.     “COMPENSATION” shall mean wages, salaries, fees for professional service and other amounts received for personal services actually rendered in the course of employment with the Employer (including, but not limited to, commissions paid salesmen, compensation for services on the basis of a percentage of profits, commissions on insurance premiums, tips and bonuses) including amounts excludible from the Employee’s gross income under Code Section 402(a)(8) (relating to a Code Section 401(k) arrangement), Code Section 402(h) (relating to a Simplified Employee Pension), Code Section 125 (relating to a cafeteria plan) or Code Section 403(b) (relating to a tax-sheltered annuity) and compensation paid by the Employer to an Employee through another person under the common paymaster provisions of Code Sections 3121(s) and 3306(p).  Compensation does not include:  (1) amounts realized from the exercise of a non-qualified stock option, or when restricted stock (or property) held by an Employee either becomes freely transferable or is no longer subject to a substantial risk of forfeiture,  (2) amounts realized from the sale, exchange, or other disposition of stock acquired under a qualified stock option,  (3) moving allowances, automobile allowances, tuition reimbursement, financial/tax planning reimbursement, other extraordinary compensation, including tax “gross-up” payments, and imputed income from other employer-provided benefits, and  (4) other amounts that receive special tax benefits, such as premiums for group term life insurance or contributions made by the Employer (whether or not under salary reduction agreement) towards the purchase of an annuity contract described in Code Section 403(b) (whether or not the contributions are excludible from the gross income of the Employee), other than amounts described above.

        i.      “DESIGNATED SUBSIDIARIES” shall mean all Subsidiaries whose Employees have been designated by the Administrator, in its sole discretion, as eligible to participate in the Plan.

        j.      “ELIGIBLE EMPLOYEE” means any Employee who  (1) has worked as an employee of an Employer for at least thirty (30) days, (2) is employed for twenty (20) hours per week, and (3) has reached the age of majority in such employee's state of residence.

        k.     “EMPLOYEE” means any person who performs services as a common law employee of an Employer, and does not include “leased employees,” as that term is defined under Code Section 414(n), or other individuals providing services to an Employer in a capacity as an independent contractor.

        l.      “EMPLOYER” means, individually and collectively, the Company and the Designated Subsidiaries.

        m.    “ENROLLMENT PERIOD” shall mean the period immediately preceding the Offering Period that is designated by the Administrator in its discretion as the period during which an Eligible Employee may elect to participate in the Plan.

        n.     “OFFERING PERIOD” shall mean the period during which Participants in the Plan authorize payroll deductions to fund the purchase of Shares on their behalf under the Plan pursuant to the options granted to them hereunder.

        o.     “PARTICIPANT” means any Eligible Employee who has elected to participate in the Plan for an Offering Period by authorizing payroll deductions and following all applicable procedures established by the Administrator during the Enrollment Period for such Offering Period.

        p.     “PLAN” shall mean this Syncor International Corporation Employee Stock Purchase Plan.

        q.     “PLAN ACCOUNT” shall mean the individual account established by the Agent for each Participant for purposes of accounting for and/or holding each Participant’s payroll deductions, Shares, etc.

        r.      “PLAN YEAR” shall mean the fiscal year of the Company.

        s.     “PURCHASE PRICE” shall mean, for each Share purchased in accordance with Section 4 hereof, an amount equal to the lesser of  (1) eighty-five percent (85%) of the Closing Value of a Share on the first Trading Day of each Offering Period, or the earliest date thereafter as is administratively feasible (which for Plan purposes shall be deemed to be the date the option to purchase such Shares was granted to each Eligible Employee who is, or elects to become, a Participant); or  (2) eighty-five percent (85%) of the Closing Value of such Share on the last Trading Day of the Offering Period, or the earliest date thereafter as is administratively feasible (which for Plan purposes shall be deemed to be the date each such option to purchase such Shares was exercised.)

        t.      “SHARES” means the common shares, par value $0.05, of the Company.

        u.     “SUBSIDIARY” shall mean a corporation, domestic or foreign, of which more than fifty percent (50%) of the voting shares are held by the Company or a Subsidiary, whether or not such corporation now exists or is hereafter organized or acquired by the Company or a Subsidiary (or as otherwise may be defined in Code Section 424).

        v.     “TRADING DAY” shall mean a day on which the NASDAQ National Market is open for trading.

SECTION 3 - ELIGIBLE EMPLOYEES

                        a.     IN GENERAL.  Participation in the Plan is voluntary.  All Eligible Employees of an Employer are eligible to participate in the Plan.  All Eligible Employees granted options to purchase Shares hereunder shall have the same rights and privileges as every other such Eligible Employee, and only Eligible Employees of an Employer satisfying the applicable requirements of the Plan will be entitled to be granted options hereunder.

                        b.     LIMITATIONS ON RIGHTS.  An Employee who otherwise is an Eligible Employee shall not be entitled to purchase Shares under the Plan if:  (1) such purchase would cause such Eligible Employee to own Shares (including any Shares which would be owned if such Eligible Employee purchased all of the Shares made available for purchase by such Eligible Employee under all options or rights then held by such Eligible Employee, whether or not then exercisable) representing five percent (5%) or more of the total combined voting power or value of any class of stock of the Company or any Subsidiary; or  (2) such purchase would cause such Eligible Employee to have options or rights to purchase more than $25,000 of Shares under the Plan (and under all other employee stock purchase plans of the Company and its Subsidiary corporations which qualify for treatment under Section 423 of the Code) for any calendar year in which such options or rights are outstanding (based on the Closing Value of such Shares, determined as of the date such options or rights are granted and can first be exercised hereunder).  For purposes of clause (1) of this subsection (b), the attribution rules set forth in Section 424(d) of the Code and related regulations shall apply.

SECTION 4 – ENROLLMENT AND OFFERING PERIODS

                a.             ENROLLING IN THE PLAN.  To participate in the Plan, an Eligible Employee must enroll in the Plan.  Enrollment for a given Offering Period will take place during the Enrollment Period for such Offering Period.  The Administrator shall designate the initial Enrollment Period and each subsequent Enrollment Period and the Offering Period to which each Enrollment Period relates.  Participation in the Plan with respect to any one or more of the Offering Periods shall neither limit nor require participation in the Plan for any other Offering Period.

                b.             THE OFFERING PERIOD.  Any Employee who is an Eligible Employee and who desires to be granted options to purchase Shares hereunder must enroll in accordance with the procedures established by the Administrator during an Enrollment Period.   Such authorization shall be effective for the Offering Period immediately following such Enrollment Period.  The duration of an Offering Period shall be determined by the Administrator prior to the Enrollment Period and shall commence on the first day (or the First Trading Day) of the Offering Period and end on the last day (or the last Trading Day) of the Offering Period; provided, however, that if the Administrator terminates the Plan during an Offering Period, pursuant to its authority in Section 17 of the Plan, such Offering Period shall be deemed to end on the date the Plan is terminated.  The termination of the Plan and the Offering Period shall end the Participant’s right to contribute amounts to the Plan or continue participation in the Offering Period.  The date of termination of the Plan shall be deemed to be the final day of the Offering Period for purposes of determining the Purchase Price under the Offering Period and all amounts contributed during the Offering Period will be used as of such termination date to purchase Shares in accordance with the general provisions of Section 9.

                The Administrator may designate one or more Offering Periods during each Plan Year during the term of the Plan.  On the first day of each Offering Period, each Participant shall be granted an option to purchase Shares under the Plan.  Each option granted hereunder shall expire at the end of the Offering Period for which it was granted.  In no event may an option granted hereunder be exercised after the expiration of 27 months from the date of grant.

                c.             CHANGING ENROLLMENT.  The offering of Shares pursuant to options granted under the Plan shall occur only during an Offering Period and shall be made only to Participants.  Once an Eligible Employee is enrolled in the Plan, the Administrator or Employer will inform the Agent of such fact.  Once enrolled, a Participant shall continue to participate in the Plan for each succeeding Offering Period until he or she terminates his or her participation by revoking his or her payroll deduction authorization or ceases to be an Eligible Employee.  Once a Participant has elected to participate under the Plan, that Participant’s payroll deduction authorization shall apply to all subsequent Offering Periods unless and until the Participant ceases to be an Eligible Employee, or modifies or terminates said authorization.  If a Participant desires to change his or her rate of contribution, he or she may do so effective for the next Offering Period by following the procedures established by the Administrator during the Enrollment Period immediately preceding such Offering Period.

SECTION 5 – TERM OF PLAN

                This Plan shall be in effect from January 1, 2003, or such other date approved by the Board, until it is terminated by action of the Board.

SECTION 6 – NUMBER OF SHARES TO BE MADE AVAILABLE

                Subject to adjustment as provided in Section 16 hereof, the total number of Shares made available for purchase by Participants granted options which are exercised under Section 9 hereof is 300,000, which may consist of authorized but unissued shares, treasury shares, or shares purchased by the Plan in the open market.  The provisions of Section 9(b) shall control in the event the number of Shares covered by options which are exercised for any Offering Period exceeds the number of Shares available for sale under the Plan.  If all of the Shares authorized for sale under the Plan have been sold, the Plan shall either be continued through additional authorizations of Shares made by the Board (such authorizations must, however, comply with Section 17 hereof), or shall be terminated in accordance with Section 17 hereof.

SECTION 7 – USE OF FUNDS

                All payroll deductions received or held by an Employer under the Plan may be used by the Employer for any corporate purpose, and the Employer shall not be obligated to segregate such payroll deductions.  Any amounts held by an Employer or other party holding amounts in connection with or as a result of payroll withholding made pursuant to the Plan and pending the purchase of Shares hereunder shall be considered a non-interest-bearing, unsecured indebtedness extended to the Employer or other party by the Participants.  Administrative expenses of the Plan shall be allocated to each Participant’s Plan Account unless such expenses are paid by the Employer.

SECTION 8 – AMOUNT OF CONTRIBUTION; METHOD OF PAYMENT

                        a.     PAYROLL WITHHOLDING.  Except as otherwise specifically provided herein, the Purchase Price will be payable by each Participant by means of payroll withholding.  The withholding shall be in increments of one percent (1%).  The minimum withholding permitted shall be an amount equal to one percent (1%) of a Participant’s Compensation and the maximum withholding shall be an amount equal to fifteen percent (15%) of a Participant’s Compensation.  In any event, the total withholding permitted to be made by any Participant for a calendar year shall be limited to the sum of $21,250.  The actual percentage of Compensation to be deducted shall be specified by a Participant in his or her authorization for payroll withholding.  Participants may not deposit any separate cash payments into their Plan Accounts.

                        b.     APPLICATION OF WITHHOLDING RULES.  Payroll withholding will commence with the first paycheck issued during the Offering Period and will, except as otherwise provided herein, continue with each paycheck throughout the entire Offering Period, except for pay periods for which such Participant receives no compensation (e.g., uncompensated personal leave, leave of absence).  A pay period which ends at such time that it is administratively impracticable to credit any paycheck for such pay period to the then-current Offering Period will be credited in its entirety to the immediately subsequent Offering Period.  A pay period which overlaps Offering Periods will be credited in its entirety to the Offering Period in which the paycheck is paid.  Payroll withholding shall be retained by the Employer or other party responsible for making such payment to the Participant, until applied to the purchase of Shares as described in Section 9 and the satisfaction of any related federal, state or local withholding obligations (including any employment tax obligations).

                        At the time the Shares are purchased, or at the time some or all of the Shares issued under the Plan are disposed of, Participants must make adequate provision for the Employer’s federal, state, local or other tax withholding obligations (including employment taxes), if any, which arise upon the purchase or disposition of the Shares.  At any time, the Employer may, but shall not be obligated to, withhold from each Participant’s Compensation the amount necessary for the Employer to meet applicable withholding obligations, including any withholding required to make available to the Employer any tax deductions or benefits attributable to the sale or early disposition of Shares by the Participant.  Each Participant, as a condition of participating under the Plan, agrees to bear responsibility for all federal, state, and local income taxes required to be withheld from his or her Compensation as well as the Participant’s portion of FICA (both the OASDI and Medicare components) with respect to any Compensation arising on account of the purchase or disposition of Shares.  The Employer may increase income and/or employment tax withholding on a Participant’s Compensation after the purchase or disposition of Shares in order to comply with federal, state and local tax laws, and each Participant agrees to sign any and all appropriate documents to facilitate such withholding.

SECTION 9 – PURCHASING, TRANSFERRING SHARES

                        a.     MAINTENANCE OF PLAN ACCOUNT.  Upon the exercise of a Participant’s initial option to purchase Shares under the Plan, the Agent shall establish a Plan Account in the name of such Participant.  At the close of each Offering Period, the aggregate amount deducted during such Offering Period by the Employer from a Participant’s Compensation (and credited to a non-interest-bearing account maintained by the Employer or other party for bookkeeping purposes) will be communicated by the Employer to the Agent and shall thereupon be credited by the Agent to such Participant’s Account (unless the Participant has given notice to the Administrator of his or her revocation of authorization prior to the date such communication is made).  As of the last day of each Offering Period, or as soon thereafter as is administratively practicable, each Participant’s option to purchase Shares will be exercised automatically for him or her by the Agent with respect to those amounts reported to the Agent by the Administrator or Employer as creditable to that Participant’s Plan Account.  On the date of exercise, the amount then credited to the Participant’s Plan Account for the purpose of purchasing Shares hereunder will be divided by the Purchase Price and there shall be transferred to the Participant’s Plan Account by the Agent the number of full and fractional shares which results.

                        The Agent shall hold in its name, or in the name of its nominee, all Shares so purchased and allocated.  No certificate will be issued to a Participant for Shares held in his or her Plan Account unless he or she so requests in writing or unless such Participant’s active participation in the Plan is terminated due to death, disability, separation from service or retirement.  Notwithstanding any provision herein to the contrary, no certificates shall be issued for Shares until such Shares have been held in the Participant’s Plan Account for a period of at least 24 months following the date of exercise of the option to purchase such Shares.

                        b.     INSUFFICIENT NUMBER OF AVAILABLE SHARES.  In the event the number of Shares covered by options which are exercised for any Offering Period exceeds the number of Shares available for sale under the Plan, the number of Shares actually available for sale hereunder shall be limited to the remaining number of Shares authorized for sale under the Plan and shall be allocated by the Agent among the Participants in as uniform and equitable a manner as is practicable.  Any excess amounts withheld and credited to Participant’s Accounts then shall be refunded to the Participants, net of withholdings, as soon as is administratively practicable.

                        c.     HANDLING EXCESS SHARES.  In the event that the number of Shares which would be credited to any Participant’s Plan Account in any Offering Period exceeds the limit specified in Section 3(b) hereof, such Participant’s Account shall be credited with the maximum number of Shares permissible, and the remaining amounts will be refunded to the Participants in cash as soon as administratively practicable.

                         d.    STATUS REPORTS.  A statement of each Participant’s Plan Account shall be given to participating Employees at least annually.

SECTION 10 – DIVIDENDS AND OTHER DISTRIBUTIONS

                        a.     REINVESTMENT OF DIVIDENDS.  Cash dividends and other cash distributions received by the Agent on Shares held in its custody hereunder will be credited to the Plan Accounts of individual Participants in accordance with such Participants’ interests in the Shares with respect to which such dividends or distributions are paid or made, and will be applied, as soon as practical after the receipt thereof by the Agent, to the purchase in the open market at prevailing market prices of the number of whole Shares capable of being purchased with such funds (after deduction of any bank service fees, brokerage charges, transfer taxes, and any other transaction fee, expense or cost payable in connection with the purchase of such Shares and not otherwise paid by the Employer).

                        b.     SHARES TO BE HELD IN AGENT’S NAME.  All purchases of Shares made pursuant to this Section will be made in the name of the Agent or its nominee, shall be held as provided in Section 9 hereof, and shall be transferred and credited to the Plan Accounts of the individual Participants to which such dividends or other distributions were credited.  Dividends paid in the form of Shares will be allocated by the Agent, as and when received, with respect to Shares held in its custody hereunder to the Plan Accounts of individual Participants in accordance with such Participants’ interests in such Shares with respect to which such dividends were paid.  Property, other than Shares or cash, received by the Agent as a distribution on Shares held in its custody hereunder, shall be sold by the Agent for the accounts of the Participants, and the Agent shall treat the proceeds of such sale in the same manner as cash dividends received by the Agent on Shares held in its custody hereunder.

                        c.     TAX RESPONSIBILITIES.  The automatic reinvestment of dividends under the Plan will not relieve a Participant (or Eligible Employee with a Plan Account) of any income or other tax that may be due on or with respect to such dividends.  The Agent shall report to each Participant (or Eligible Employee with a Plan Account) the amount of dividends credited to his or her Plan Account.

SECTION 11 – VOTING OF SHARES

                        A Participant shall have no interest or voting right in the Shares covered by his or her option, or any rights as a stockholder, until such option has been exercised.  Shares held for a Participant (or Eligible Employee with a Plan Account) in his or her Plan Account will be voted in accordance with the Participant’s (or Eligible Employee’s) express directions.  In the absence of any such directions, such Shares will be voted in accordance with the instructions of the Administrator.

SECTION 12 – IN-SERVICE DISTRIBUTION OR SALE OF SHARES

                        a.     SALE OF SHARES.  Subject to the provisions of Section 19, a Participant may at any time, and without withdrawing from the Plan, by giving notice to the Agent, direct the Agent to sell all or part of the Shares held on behalf of the Participant.  Upon receipt of such notice, the Agent shall, as soon as practicable after receipt of such notice, sell such Shares in the marketplace at the prevailing market price and transmit the net proceeds of such sale (less any bank service fees, brokerage charges, transfer taxes, and any other transaction fee, expense or cost) to the Participant.

                        b.     IN-SERVICE SHARE DISTRIBUTIONS.  A Participant may, without withdrawing from the Plan, request that a certificate for all or part of the full Shares held in his or her Plan Account be sent to him or her after the relevant Shares have been purchased and allocated SUBJECT TO THE REQUIREMENT THAT SUCH SHARES BE HELD IN THE PARTICIPANT’S PLAN ACCOUNT FOR A PERIOD OF AT LEAST 24 MONTHS AFTER THE DATE OF EXERCISE, AS DESCRIBED IN SECTION 9(a) ABOVE.  All such requests must be submitted in writing to the Agent.  No certificate for a fractional Share will be issued; the fair value of fractional Shares on the date of withdrawal of all Shares credited to a Participant’s Plan Account shall be paid in cash to such Participant.  The Employer may impose a reasonable charge, to be paid by the Participant, for each stock certificate so issued prior to the date active participation in the Plan ceases; such charge shall be paid by the Participant to the Employer prior to the date any distribution of a certificate evidencing ownership of such Shares occurs.

SECTION 13 – CESSATION OF ACTIVE PARTICIPATION

                        A Participant may at any time, by giving notice to the Employer, revoke his or her authorization for payroll deduction for the Offering Period in which such revocation is made.  A PARTICIPANT WHO REVOKES AUTHORIZATION FOR PAYROLL DEDUCTION MAY NOT AGAIN PARTICIPATE UNDER THE PLAN UNTIL THE NEXT OFFERING PERIOD IMMEDIATELY SUBSEQUENT TO THE OFFERING PERIOD DURING WHICH THE PARTICIPANT REVOKED PAYROLL DEDUCTION AUTHORIZATION.

SECTION 14 – SEPARATION FROM EMPLOYMENT

                        Separation from employment for any reason, including death, disability, termination or retirement, shall be treated automatically as a withdrawal from the Plan as of the date of separation.

SECTION 15 – ASSIGNMENT

                        Neither payroll deductions credited to a Participant’s Plan Account nor any rights with regard to options or Shares held under the Plan may be assigned, alienated, transferred, pledged, or otherwise disposed of in any way by a Participant other than by will or the laws of descent and distribution.  Any such assignment, alienation, transfer, pledge, or other disposition shall be without effect, except that the Administrator may treat such act as an election to withdraw from the Plan.  A Participant’s right to purchase Shares under this Plan may be exercisable during the Participant’s lifetime only by the Participant.  A Participant’s Plan Account shall be payable to the Participant’s estate upon his or her death.

SECTION 16 – ADJUSTMENT OF AND CHANGES IN SHARES

                        If, at any time after the effective date of the Plan, the Company shall subdivide or reclassify the Shares which have been or may be optioned under the Plan, or shall declare thereon any stock split or dividend payable in Shares, or shall alter the capital structure of the Shares or the Company in any similar manner, then the number and class of shares held in the Plan and which may thereafter be optioned (in the aggregate and to any Participant) shall be adjusted accordingly, and in the case of each option outstanding at the time of any such action, the number and class of shares which may thereafter be purchased pursuant to such option and the Purchase Price shall be adjusted accordingly, as necessary to preserve the rights of the holders of such Shares and options.

SECTION 17 – AMENDMENT OR TERMINATION OF THE PLAN

                        The Board shall have the right at any time to amend, modify or terminate the Plan without notice; provided, however, that no Participant’s existing options shall be adversely affected by any such amendment, modification or termination, except to comply with applicable law, stock exchange rules or accounting rules.  Notwithstanding the foregoing, the Board shall have the right to terminate the Plan with respect to all future payroll deductions and related purchases at any time.  Such termination of the Plan shall also terminate any current Offering Period in accordance with Section 4 of the Plan.  To the extent necessary to comply with Section 423 of the Code, the Company shall obtain stockholder approval in such a manner and to such a degree as required.

                        Designations of participating corporations may be made from time to time from among a group of corporations consisting of the Employer and its Subsidiaries (including corporations that become Subsidiaries after the adoption and approval of the Plan).

SECTION 18 – ADMINISTRATION

                        a.     ADMINISTRATION.  The Plan shall be administered by the Administrator.  The Administrator shall be responsible for the administration of all matters under the Plan which have not been delegated hereunder to the Agent.  The Administrator shall have full and exclusive discretionary authority to construe, interpret and apply the terms of the Plan, to determine eligibility and to adjudicate all disputed claims filed under the Plan.  Any rule or regulation adopted by the Administrator shall remain in full force and effect unless and until altered, amended or repealed by the Administrator.

                        b.     SPECIFIC RESPONSBILITIES.  The Administrator’s responsibilities shall include, but shall not be limited to:

(1)	interpreting the Plan (including issues relating to the definition and application of “Compensation”);

(2)	identifying and compiling a list of persons who are Eligible Employees for an Offering Period; and

(3)	identifying those Eligible Employees not entitled to be granted options or other rights for an Offering Period on account of the limitations described in Section 3(b) hereof.

The Administrator may from time to time adopt rules and regulations for carrying out the terms of the Plan.  Interpretation or construction of any provision of the Plan by the Administrator shall be final and conclusive on all persons, absent specific and contrary action taken by the Board.  Any interpretation or construction of any provision of the Plan by the Board shall be final and conclusive.

SECTION 19 – SECURITIES LAW RESTRICTIONS

                Notwithstanding any provision of the Plan to the contrary, no payroll deductions shall take place and no Shares may be purchased under the Plan until a registration statement has been filed and become effective with respect to the issuance of the Shares covered by the Plan under the Act.  Prior to the effectiveness of such registration statement, Shares subject to purchase under the Plan may be offered to Eligible Employees only pursuant to an exemption from the registration requirements of the Act.

SECTION 20 – NO INDEPENDENT EMPLOYEE’S RIGHTS

                Nothing in the Plan shall be construed to be a contract of employment between an Employer or Subsidiary and any Employee, or any group or category of Employees (whether for definite or specific duration or otherwise), or to prevent the Employer, its parent or any Subsidiary from terminating any Employee’s employment at any time, without notice or recompense.

SECTION 21 – APPLICABLE LAW

                The Plan shall be construed, administered and governed in all respects under the laws of the State of Delaware to the extent such laws are not preempted or controlled by federal law.

SECTION 22 – MERGER OR CONSOLIDATION

                If the Company shall at any time merge into or consolidate with another corporation or business entity, each Participant will thereafter be entitled to receive at the end of the Offering Period (during which such merger or consolidation occurs) the securities or property which a holder of Shares was entitled to upon and at the time of such merger or consolidation.  A sale of all or substantially all of the assets of the Company shall be deemed a merger or consolidation for the foregoing purposes.